Exhibit 10.29
RETIREMENT AGREEMENT AND GENERAL RELEASE
YUM! Restaurants (Hong Kong) Ltd., a Hong Kong corporation (“Employer”), and Jing-Shyh S. Su, who can be reached at Yum Restaurants China 12-20F, 2 Grand Gateway, Shanghai, China 200030 and resides at Flat A, 25/F, South Tower 3 Residence Bel-Air Island South 38 Bel-Air Avenue, Hong Kong, and his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Retirement Agreement and General Release as “Executive”) (collectively, the “Parties”), agree that:
1.Retirement Transition. Executive has decided to retire, and Executive and Employer have agreed on the following transition plan: Executive hereby retires, effective as of August 19, 2015 (the “Director/Officer Retirement Date”), from all directorships and officer positions that Executive holds with Employer, with YUM! Brands, Inc. (“Yum”) and with any of their respective subsidiaries, parents, business units or affiliates (collectively, “Affiliates”), excluding Executive’s position as a director of Yum. As a result, all of Executive’s directorships and officer positions with Employer, Yum and all of their respective Affiliates (other than his position as director of Yum) will terminate on the Director/Officer Retirement Date and Executive agrees to take such actions as Employer, Yum or any of their respective Affiliates may request to reflect Executive’s resignation from such positions. Executive will continue to be employed by Employer up to and including February 15, 2016, or such other date as may be agreed by the Parties in writing, which date shall be Executive’s last day of employment (the “Retirement Date”). From the date of this Retirement Agreement and General Release until the Retirement Date, Executive’s duties will be as assigned by Employer and Yum, but will be primarily to assist Micky Pant in a smooth transition to becoming the Chief Executive Officer of Yum! China Division. As of the Retirement Date, Executive’s employment with Employer, and all other positions which Executive holds with Employer, Yum and all of their respective Affiliates, including directorships and officer positions, other than as a director of Yum, that have not terminated sooner, will terminate, and to the extent requested to do so, Executive agrees to resign from any and all positions with Employer, Yum or any of their respective Affiliates (other than as a director of Yum) effective on the date requested but no later than the Retirement Date.
2.Compensation until Retirement Date. Executive will continue to receive his salary at the current rate of $1,100,000.00 per annum, will continue to receive the same allowances and will continue to participate in employee benefits plans on the same terms and conditions as similarly-situated employees of Employer through the Retirement Date. Effective on the Retirement Date, Executive’s salary, participation in employee benefit plans, allowances, including, but not limited to, Executive’s foreign service premium, club membership, transportation expenses and housing expenses, and any other payment or compensation from Employer, Yum and any of their respective Affiliates shall end, except as specifically provided for in this Retirement Agreement and General Release. Executive’s 2015 bonus will be determined during normal year-end process based on actual team factor and individual factors and paid during 2016 at the same time of other 2015 bonuses are paid.

3.Consideration. In consideration for Executive’s signing this Retirement Agreement and General Release and the Reaffirmation set forth at the end of this Retirement Agreement and General Release (the “Reaffirmation”) and his compliance with the promises made herein, Employer shall, or shall cause one of its Affiliates to, pay the following amounts:
(a)Tax Equalization Payments. Executive will remain eligible to receive tax equalization payments, not exceeding $5,000,000 in the aggregate (inclusive of any tax gross-up payments), for PRC income tax incurred by Executive (i) with respect to payments made to Executive under the Executive Income Deferral Plan (the “EID”) after the Director/Officer Retirement Date and (ii) with respect to gains recognized by Executive in connection with the exercise of stock options and exercise of stock appreciation rights after the Director/Officer Retirement Date. The tax equalization payments payable pursuant to this Section 3(a) will be calculated and administered in a manner that is consistent with past practices relating to the Tax Equalization Program described in the letter agreement, as amended, between YUM! Restaurants International, Inc. and Executive dated July 13, 2004 (the “Letter Agreement”).
(b)Tax Preparation Assistance. Executive will continue to receive income tax preparation assistance for the 2015, 2016 and 2017 tax years in accordance with past practice.
4.Other Compensation and Employee Benefits To Be Provided to Executive.
(a)Stock Options. For stock options and stock appreciation rights that have vested prior to the Retirement Date as listed on Exhibit A, Executive will remain entitled to exercise such stock options and stock appreciation rights for the remainder of the term of such stock options and stock appreciation rights, as applicable. All other stock options and stock appreciation rights will be immediately forfeited by Executive effective on the Retirement Date.
(b)Performance Share Plan. The grants pursuant to the performance share plan as listed on Exhibit A will vest in accordance with their terms on a pro-rata basis at the end of the applicable performance period subject to satisfaction of the applicable performance goals. The pro-rata payment for each such grant made pursuant to the performance share plan will equal the payment that Executive otherwise would have received based on satisfaction of the applicable performance goals at the end of the applicable performance period, if any, multiplied by a fraction, the numerator of which is equal to the number of months (or portion thereof) during the applicable performance period prior to the Retirement Date and the denominator of which is equal to the number of months in the applicable performance period.
(c)Restricted Stock Units. Executive has previously vested in 171,448 restricted stock units (the “RSUs”) and associated dividend equivalent units. Yum will distribute 171,448 shares of stock in settlement of the RSUs in accordance with the terms of the RSUs, which distribution shall occur on the one-year anniversary of the Retirement Date. On the first anniversary of the Retirement Date, Yum will also distribute additional shares of stock in settlement of vested dividend equivalent units associated with the RSUs in accordance with the terms of the RSUs.
(d)Executive Income Deferral Plan. Yum will make payments to Executive of all of his accrued benefits under the EID in accordance with the terms of the EID.

(e)YIRP. Yum will make payments to Executive of all of his accrued benefits under the YUM! Brands International Retirement Plan in accordance with the terms of such plan, which payment shall be made in a lump sum within 60 days following the Retirement Date.
5.No Consideration Absent Execution of this Retirement Agreement and General Release. Executive understands and agrees that the benefits specified in Section 3 above are greater than the benefits that would otherwise be available to him upon his retirement, and that he would not be entitled to receive the benefits specified in Section 3 above, except for his execution of this Retirement Agreement and General Release and the fulfillment of the promises contained herein.
6.Post-Employment Restrictions.
(a)From and after the date of this Retirement Agreement and General Release, including after the Retirement Date, Executive will continue to comply with the requirements of Section 8 of the grant agreements for the RSUs (as defined in Section 4(c) above) and with the terms of any other applicable plan or agreement between him and Employer, Yum or any of their respective Affiliates, including any agreement relating to the benefits referenced in Section 4(a), (b), (d), and (e) above.
(b)During the period of eighteen (18) months after the Retirement Date, and without regard to the grant agreements for the RSUs or any other applicable agreement between him and Employer, Yum or any of their respective Affiliates, Executive agrees to comply with the following terms restricting his ability to work for certain competitive enterprises and to solicit employees of Employer, Yum and their respective Affiliates:
i)Executive shall not, without the prior written consent of the Chairman of the Management Planning and Development Committee of the Board of Directors of Yum, directly or indirectly Manage the business in (A) the United States, (B) China, (C) Taiwan, or (D) Thailand of, or Own, any of the following entities or any subsidiary or successor company of any of the following entities: (u) McDonald’s Corporation, (v) Dicos (owned by the Ting Hsin International Group), (w) Starbucks Corporation, (x) PizzaExpress, (y) Domino’s Pizza, Inc., and (z) Papa John’s International, Inc.
ii)Executive shall not, without the prior written consent of the Chairman of the Management Planning and Development Committee of the Board of Directors of Yum, directly or indirectly Manage the business in (A) China, (B) Taiwan, or (C) Thailand of, or Own, any other entity that (x) operates (directly or indirectly through affiliates, franchisees, licensees or other entities) quick service restaurants or casual dining restaurants or both types of restaurants in such country that are in competition with Employer, Yum, any of their respective Affiliates or any franchisees or licensees of Employer, Yum or any of their respective Affiliates in such country and (y) generated (including revenue of such entity and its affiliates, franchisees and licensees) more than $500,000,000 of gross revenue (or the foreign currency equivalent thereof) from such operation in such country for the fiscal year of such entity immediately preceding the time that Executive is so Managing or Owning.

iii)Executive shall not, without the prior written consent of the Chairman of the Management Planning and Development Committee of the Board of Directors of Yum, directly or indirectly Manage the business in the United States of, or Own, (A) any of the following entities or any subsidiary or successor company of any of the following entities: (v) Wendy’s Corporation, (w) Burger King Corporation, (x) AFC Enterprises, Inc., (y) Subway Restaurants, or (z) Little Caesar’s Pizza or (B) any other entity that (x) operates (directly or indirectly through affiliates, franchisees, licensees or other entities) quick service restaurants in the United States that are in competition with Employer, Yum or any of their respective Affiliates or any franchisees or licensees of Employer, Yum or any of their respective Affiliates in the United States and (y) generated (including revenue of such entity and its affiliates, franchisees and licensees) more than $100,000,000 of gross revenue from such operation in the United States for the fiscal year of such other entity immediately preceding the time that Executive is so Managing or Owning (each of such entities, together with the entities referred to in clauses (i) and (ii) preceding, a “Specified Competitor”).
iv)Executive shall not directly or indirectly solicit or encourage any employee of Employer, Yum or any of their respective Affiliates who was an employee of Employer, Yum or any of their respective Affiliates as of the time of such solicitation or encouragement to leave Employer, Yum or any of their respective Affiliates to accept any position with a Specified Competitor (or any of its affiliates).
v)Executive shall not directly or indirectly contact any franchisee or vendor that is a franchisee or vendor of Employer, Yum or any of their respective Affiliates at the time of such contact for the purpose of soliciting or encouraging such franchisee or vendor to alter its relationship with Employer, Yum or any of their respective Affiliates in any way that would be adverse to Employer, Yum or any of their respective Affiliates.
For purposes of this Section 6(b), “Manage” the business of an entity shall mean: (I) directly or indirectly engage in, or participate in, the management of the business of such entity (or any of its subsidiaries engaging in such business) in any material respect; or (II) directly or indirectly provide input, advice, guidance, or suggestions in any material respect regarding the business of such entity (or any of its subsidiaries engaging in such business) to anyone responsible for management of such business; and “Own” an entity shall mean: own any equity interest in such entity, provided, however, nothing herein shall restrict Executive from owning less than five percent (5%) of the publicly traded stock of an entity.
7.Breach of Covenants.
(a)If Executive breaches any of the covenants set forth in Section 6(a) above, Executive will continue to be subject to any forfeiture and repayment provisions of the grant agreements for the RSUs, as well as any other remedy provisions of the grant agreements for the RSUs and the stock options and stock appreciation rights (and the plans under which such awards were granted), the Performance Share Plan, the EID, or the YIRP.

(b)If Executive breaches any of the provisions of this Retirement Agreement and General Release, including, but not limited to, any of the covenants set forth in Section 6(a), 6(b), 10, 11, or 12, Employer, Yum or any of their respective Affiliates may exercise any and all remedies it may have at law or in equity, including, without limitation, injunctive relief and the right to stop payment or to demand repayment of financial and other benefits provided pursuant to this Retirement Agreement and General Release as damages, where permitted by any law.
8.General Release of Claims. Executive knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, Employer, Yum and each of their respective past, present, and future Affiliates, insurers, predecessors, representatives, successors and assigns (each, a “Company Entity”) and the past, present and future employees, officers, directors, members, managers, and agents of Employer, Yum and each Company Entity, individually and in their corporate capacities, and the employee benefit plans, programs and arrangements of Employer, Yum and each Company Entity, and their administrators, functionaries and fiduciaries (collectively referred to as “Releasees”), of and from any and all present or future Claims (as defined below), known and unknown, asserted and unasserted, foreseeable and unforeseeable, Executive had, has or may have against Releasees, or any of them, as of the date of execution of this Retirement Agreement and General Release, and as of the date of the Reaffirmation, including, but not limited to, any allegations in connection with his employment with or his holding of any office with Releasees, or any of them, any allegations in connection with the fact that Executive’s employment will end on the Retirement Date, and any claims related to pay, promotion, commission, hours, bonuses, equity awards, pension, disability, physical or mental affliction, benefits including, but not limited to, vacation days and payment for unused vacation, reimbursement for expenses, or terms and conditions of employment, or which may in any way be derivative from such employment, except as specifically provided in this Retirement Agreement and General Release. “Claim" means any complaint, action, suit, cause of action (whether contractual, equitable, tortious or otherwise), proceeding, arbitration, liability, account, cost or expense (including any legal costs or expense), claim, and demand, including, but not limited to, any alleged violation of:

▪	Title VII of the Civil Rights Act of 1964, as amended;

▪	The Civil Rights Act of 1991;

▪	Sections 1981 through 1988 of Title 42 of the United States Code,

▪	The Employee Retirement Income Security Act of 1974, as amended (excepting any vested rights under any tax qualified plan);

▪	The Immigration Reform and Control Act, as amended;

▪	The Americans with Disabilities Act of 1990, as amended;

▪	The Genetic Information Nondiscrimination Act of 2008;

▪	The Age Discrimination in Employment Act of 1967, as amended;

▪	The Workers Adjustment and Retraining Notification Act, as amended;

▪	The Occupational Safety and Health Act, as amended;

▪	The Sarbanes-Oxley Act of 2002;

▪	The National Labor Relations Act, as amended;

▪	The Fair Labor Standards Act, as amended;

▪	The Family and Medical Leave Act of 1993;

▪	Any federal, state or local whistleblower law;

▪	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

▪	Any public policy, contract, employment contract, tort, or common law;

▪	Any Hong Kong statute (including, but not limited to, the Employment Ordinance, any of the Hong Kong Anti Discrimination Ordinances and the Personal Data (Privacy) Ordinance);

▪	Any legislation of the People's Republic of China;

▪
Any claim arising under the law of other countries that may apply or be argued to apply to the engagement or employment of Employee by Employer and obligations or liabilities which may flow from or arise from such engagement or employment; or

▪	Any other law of any other country, state, province, or other unit of government that may apply or be argued to apply to the relationship between Executive and Employer, Yum or any other Releasee.
And Executive also specifically releases any claims under any law that may provide for the payment of Executive’s attorneys’ fees or costs, or for the payment to Executive of any other obligation or liability which may arise or flow from the relationship between Executive and Employer, Yum or any of their respective Affiliates or any other Releasee.
9.Affirmations. Executive affirms that he has decided to retire voluntarily and not under coercion from Employer, Yum or any of their respective Affiliates or any other Releasee, and that he has not filed or caused to be filed, and presently is not a party to, any claim, complaint, or action against any Releasee in any forum or form. Executive further affirms that he has been paid and/or has received, or will receive under the terms of this Retirement

Agreement and General Release, all leave (paid or unpaid), compensation, wages, bonuses, commissions, equity awards and/or benefits to which he may be entitled under any employment contract made at any time with Employer, Yum or any of their respective Affiliates or any other Releasee or which may be due to him under the laws of any jurisdiction. Executive affirms his understanding that his receipt and the terms of the outstanding equity awards listed on Exhibit A hereto will be governed by the terms of the plans under which those awards were made and the award agreements applicable thereto. Executive furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or related state or local leave or disability laws.
10.Covenant Not to Sue. A “covenant not to sue” is a legal term which means Executive promises not to file a lawsuit in court. It is different from the General Release of Claims covered above. Besides waiving and releasing the Claims set forth in Section 8 above, Executive further agrees never to sue Employer, Yum or any of their respective Affiliates or any other Releasee in any form for any reason covered in Section 8 above. If Executive sues or brings a legal action against Employer or any other Releasee, Executive shall be liable to such party for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit or action. Notwithstanding this Covenant Not To Sue, Executive may bring a claim against Employer to enforce this Retirement Agreement and General Release or for any benefit to which Executive is entitled under the terms of this Retirement Agreement and General Release, pursuant to the provisions of Section 15 of this Retirement Agreement and General Release, and Executive may file a charge of discrimination with the U.S. Equal Employment Opportunity Commission or other administrative agency, but agrees not to accept any monetary award or compensation based on any such charge.
11.Non-Disparagement. Executive agrees not to defame, disparage or demean Employer, Yum or any of their respective Affiliates or any other Releasee in any manner whatsoever.
12.Confidentiality.
(a)Confidentiality of this Retirement Agreement and General Release. Executive agrees not to disclose any information regarding the existence or substance of this Retirement Agreement and General Release during the negotiations of this Retirement Agreement and Release up to and including the time the Retirement Agreement and General Release is filed publicly, except to his spouse, tax advisor, and an attorney with whom Executive chooses to consult regarding his consideration of this Retirement Agreement and General Release, or unless otherwise required by law. However, to the extent that Executive might disclose this information to these limited categories of individuals, Executive agrees to advise any such individual of the foregoing strict confidentiality obligation and that the foregoing confidentiality obligation applies to all persons that have knowledge of or are informed about the terms and conditions of this Retirement Agreement and General Release.
(b)Protection of Confidential Information Belonging to Employer, Yum and Affiliates. Executive acknowledges and agrees that, during his employment with Employer, Yum and their respective Affiliates and his term as a director of Yum, he has had and will have access to and came and will come into contact with and learned and will learn various trade secrets and other Confidential Information, which are the property of the Employer, Yum or their respective Affiliates or other Releasees. “Confidential Information” means all confidential information of Releasees in whatsoever form, including electronic and hard copy, and includes, but is not limited to: (i) methods, procedures, devices and other means used by any Releasee in the conduct of its business, marketing plans and strategies, pricing plans and strategies, sales procedures, acquisition or divestiture plans and strategies, data processing programs, databases, research projects, operating policies and procedures, business plans, sales, profits, business and financial information and projections, and all other matters of a technical or strategic nature; (ii) information with respect to any Releasee’s employees, including, but not limited to, their names and addresses, compensation, experience, qualifications, abilities, job performance and similar information; (iii) information that is required to be kept confidential either by agreement, by law or by a policy of Employer, Yum, or any of their respective Affiliates; (iv) information that, if disclosed, could (a) disrupt or impair operations or harm the reputation of Employer, Yum, or any of their respective Affiliates or any other Releasee, (b) interfere with existing contractual or other relationships with franchisees, customers, or suppliers of Employer, Yum or any of their respective Affiliates or any other Releasee, or (c) affect the profitability or shareholder equity of Employer, Yum or any of their respective Affiliates. In addition to the above, Confidential Information includes, but is not limited to:

a.	Technology developed by Employer, Yum or any of their respective Affiliates and any research data or other documentation related to the development of such technology;

b.
Information related to products, product technology, product research and development and consumer testing/research/information regarding products of Employer, Yum or any of their respective Affiliates or that Employer, Yum or any of their respective Affiliates is developing or considering for development;

c.	Training materials developed by and utilized by Employer, Yum or any of their respective Affiliates; and

d.
Any other information that Executive acquired as a result of his employment with Employer, Yum or any of their respective Affiliates and that he has a reasonable basis to believe they would not want disclosed to a business competitor or to the general public.

(c)Importance of Confidential Information. Executive understands and acknowledges that Confidential Information provides a competitive advantage over others who do not have this information, and that Employer, Yum or their respective Affiliates will be harmed if the Confidential Information is disclosed. All of the Confidential Information is not publicly available from directories or other public sources and has been developed, acquired or compiled by the relevant Releasee at great effort and expense. Executive acknowledges and agrees that any disclosure, divulging, revealing or other use of any of the Confidential Information by Executive, other than in furtherance of the business of Employer, Yum and their respective Affiliates, will be highly detrimental to Employer, Yum and their respective Affiliates, and serious loss of business and pecuniary damage may result therefrom. Accordingly, Executive specifically covenants and agrees to hold all Confidential Information and any documents containing or reflecting the same in the strictest confidence as long as they remain confidential, and Executive will not, at any time, without the prior written consent of Employer and Yum, disclose, divulge or reveal to any person whomsoever, or use for any purpose other than for the exclusive benefit of Employer, Yum and their respective Affiliates, any Confidential Information whatsoever, whether contained in Executive’s memory or embodied in writing or other physical form. Executive also agrees to continue to be bound by all applicable policies of Employer, Yum and their respective Affiliates and any existing agreements with Employer, Yum and their respective Affiliates addressing Confidential Information.
(d)Return of Property. Executive agrees to return to, or at the direction of, Employer or other relevant Releasee all Confidential Information and all property of Employer, Yum or any of their respective Affiliates and other Releasees, including any electronic materials that Executive may possess on devices or in the cloud in locations that are not under the control of Employer, Yum or their respective Affiliates and other Releasees. Employer is under no obligation to provide Executive with any of the consideration set forth herein until Executive fully complies with this provision.
(e)Permitted Disclosures Do Not Violate Retirement Agreement and General Release. Nothing in this Section or elsewhere in this Retirement Agreement and General Release prohibits Executive from reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation.
13.Future Assistance. For at least two years after the Retirement Date, and thereafter as reasonable, Executive agrees to provide the Employer, Yum and their respective Affiliates and/or any of their respective authorized agents or attorneys his full and complete cooperation and assistance by providing truthful information in connection with any and all circumstances, facts or events existing or occurring during Executive’s employment, such cooperation and assistance to include assisting with the prosecution or defense of claims by or against Employer, Yum or any of their respective Affiliates as they relate to circumstances, facts or events existing or occurring during Executive’s employment.
14.Governing Law and Interpretation; Currency. This Retirement Agreement and General Release shall be governed and interpreted in accordance with the laws of the state of Kentucky and United States law without regard to its conflict of laws provision. All references in this Retirement Agreement and General Release are to monetary amounts are stated in U.S. dollars.
15.Arbitration and Injunction Proceedings; Consent to Jurisdiction. Any dispute, controversy or claim arising under or in connection with this Retirement Agreement and General Release or with Executive’s relationship with the Employer, Yum or any of their respective Affiliates arising after Executive executes this Retirement Agreement and General Release shall be settled exclusively by arbitration in accordance with the commercial dispute rules of the American Arbitration Association (“AAA Rules”) applicable to disputes between parties located in different countries then in effect. The arbitration proceedings and all documents and testimony related to the proceedings shall be kept confidential. A three-member panel of arbitrators shall be selected in accordance with such AAA Rules. Each party will pay the fees of its own attorneys and all other expenses connected with its presentation of its own case. Employer agrees to pay one half of all fees charged by the arbitrators, and Executive agrees to pay the other half. Any arbitration held pursuant to this Section shall take place in Louisville, Kentucky, unless Executive and Employer agree in writing to a different location. Notwithstanding the above, any request for an injunction may be pursued in court, without any arbitration proceeding and without regard to any pending arbitration proceeding. Any such court action pertaining to this Retirement Agreement and General Release shall be brought exclusively in the courts located in the state of Kentucky, and the Parties hereby expressly represent and agree that they are subject to the personal jurisdiction of the appropriate federal or state court in Kentucky. Should any provision of this Retirement Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Retirement Agreement and General Release in full force and effect.
16.Non-admission of Wrongdoing. The Parties agree that neither this Retirement Agreement and General Release nor the furnishing of the consideration for this Retirement Agreement and General Release shall be deemed or construed at anytime for any purpose as an admission by Employer, Yum or any of their respective Affiliates or any other Releasees of any liability or unlawful conduct of any kind.
17.Amendment. This Retirement Agreement and General Release may not be modified, altered or changed except upon express written consent of both Parties and Yum wherein specific reference is made to this Retirement Agreement and General Release.
18.Entire Agreement. This Retirement Agreement and General Release sets forth the entire agreement between the Parties, and, except as expressly set forth or referenced herein, fully supersedes any prior obligation and agreement of Employer, Yum or any of their respective Affiliates or any other Releasee to or with Executive, including but not limited to the Letter Agreement. Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Retirement Agreement and General Release, except for those set forth in this Retirement Agreement and General Release. This Retirement Agreement and General Release shall be binding upon the Parties and their respective successors and assigns and shall inure to the benefit of the Parties, Yum, Employer’s and Yum’s respective Affiliates, and the other Releasees, and their respective successors and assigns; provided that Executive shall not be permitted to assign any of his rights or obligations hereunder without the prior written consent of Employer and Yum.
19.Non-Waiver. The failure of any party at any time to enforce any of the provisions of this Retirement Agreement and General Release shall not be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision hereof in accordance with its terms.
20.Counterparts. This Retirement Agreement and General Release may be executed in counterparts and shall be fully effective when each Party has executed a counterpart (and shall remain fully effective whether or not the Reaffirmation is executed, except for Section 3).
21.Knowing and Voluntary. HAVING ELECTED TO EXECUTE THIS RETIREMENT AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES HEREIN, AND TO RECEIVE THE EXTRA BENEFITS IN SECTION 3 ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS RETIREMENT AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST RELEASEES. EXECUTIVE ALSO KNOWINGLY AND VOLUNTARILY ACKNOWLEDGES:
(a)THAT THIS AGREEMENT AND GENERAL RELEASE IS WRITTEN IN A MANNER UNDERSTOOD BY HIM;

(b)THAT THIS RETIREMENT AGREEMENT AND GENERAL RELEASE REFERS TO RIGHTS UNDER VARIOUS LAWS IN THE UNITED STATES AND IN OTHER COUNTRIES;
(c)THAT THIS RETIREMENT AGREEMENT AND RELEASE DOES NOT WAIVE ANY CLAIMS REGARDING MATTERS THAT OCCUR AFTER THE DATE HE SIGNS OR REAFFIRMS THIS RETIREMENT AGREEMENT AND GENERAL RELEASE; AND
(d)THAT HE HAS RECEIVED VALUABLE CONSIDERATION FOR THIS RETIREMENT AGREEMENT AND GENERAL RELEASE OTHER THAN AMOUNTS TO WHICH HE IS ALREADY ENTITLED; AND
(e)THAT HE HAS CONSULTED WITH AN ATTORNEY OF HIS CHOICE ABOUT THE MEANING OF THIS RETIREMENT AGREEMENT AND GENERAL RELEASE AND THE WAIVER OF RIGHTS CONTAINED IN THIS RETIREMENT AGREEMENT AND GENERAL RELEASE, AND THAT HE HAS HAD SUFFICIENT OPPORTUNITY TO DO SO, PRIOR TO EXECUTION OF THIS RETIREMENT AGREEMENT AND GENERAL RELEASE.
IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Retirement Agreement and General Release as of _____________, 2015.

By:_/s/ Jing-Shyh S. Su_______________	YUM! (Hong Kong) Ltd.
Jing-Shyh S. Su
By:
Date:_____________________, 2015
Title:

Date:_________________________________, 2015

REAFFIRMATION OF RETIREMENT AGREEMENT AND GENERAL RELEASE

Having duly considered and reviewed the Retirement Agreement and General Release as of the Retirement Date, Executive hereby knowingly, and after due consideration, reaffirms his agreement to all of its terms, including the General Release of Claims set forth in Section 8 of the Retirement Agreement and General Release, and confirms that he releases all Claims up to and including the date of this Reaffirmation.

IN WITNESS WHEREOF, Executive knowingly and voluntarily executed this Reaffirmation of the Retirement Agreement and General Release as of _____________, 2016.

By: /s/ Jing-Shyh S. Su________________
Jing-Shyh S. Su

Date:_____________________, 2016